EXHIBIT 10.11

SETTLEMENT AGREEMENT

This Settlement Agreement is made between Jackson Hewitt Inc. (“JHI”), on the one hand, and                                               (“the Settling Plaintiff”), on the other hand, and serves as a formal amendment to each franchise agreement by and between JHI and Settling Plaintiff and to each renewal thereof. Capitalized terms used and not defined in the body of this Settlement Agreement shall have the meanings set forth in Appendix A.

WHEREAS, the Settling Plaintiff filed a complaint, together with other entities, against JHI in the Superior Court of New Jersey, Morris County, Law Division, Docket No. L-2776-02 (“the Action”), alleging that the Settling Plaintiff was entitled to a portion of any monies remaining at the end of any tax season in a fund (“Risk Pool”) established to offset losses incurred from customer defaults on refund anticipation loans (“RALs”);

WHEREAS, JHI denies that the Settling Plaintiff has any entitlement to a portion of monies remaining at the end of any tax season in the Risk Pool and denies the claims made by the Settling Plaintiff in the Action;

WHEREAS, JHI and the Settling Plaintiff desire to settle all claims which were or could have been asserted in the Action, as reflected by the terms of this Settlement Agreement; and

WHEREAS, the parties are represented by counsel in connection with this Settlement Agreement and have read and understand the contents and are entering into it voluntarily.

NOW THEREFORE, it is hereby stipulated and agreed by and between the undersigned parties upon the foregoing premises and in consideration of the promises, mutual covenants, and agreements set forth herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, as follows:

1. Lump Sum Payment. Within ten (10) days following receipt of a signed counterpart of this Settlement Agreement from each and every of the named plaintiffs in the Action (the “Effective Date”), JHI will send to Eric H. Karp, Esq., counsel for all Settling Plaintiffs, by wire transfer, funds in the amount of Two Million Dollars ($2,000,000.00). Such amount shall be distributed among Settling Plaintiffs in such manner as they have agreed among them and without any input from JHI. No royalty fee, advertising and marketing fee, or other fee or charge shall be due or payable to JHI or any affiliate of JHI in connection with such sum. JHI shall have no liability to Settling Plaintiff or its owner(s), any plaintiff in the Action, or any other person or entity, in connection with the distribution or allocation of such sum.

2. Dismissal of the Action. Within ten (10) days following receipt of the funds specified in paragraph 1 by Eric H. Karp, Esq., counsel for all Settling Plaintiffs, a notice of dismissal with prejudice of the Action shall be filed. All parties shall bear their own costs and attorneys’ fees.

3. Advertising Contributions. In 2004, 2005 and 2006, JHI shall contribute a total for those three years together of Two Million Dollars ($2,000,000.00), as specified herein, to advertising (“Additional Advertising”), above and beyond Basic Advertising. “Basic Advertising” shall consist of that amount which JHI expends for and in connection with advertising and marketing, in accordance with its advertising and marketing budget, which shall be based on, and equal to, JHI’s good faith estimates of the total amount of advertising and marketing fees to be collected by JHI from its franchisees pursuant to the terms of the several franchise agreements by and between JHI and its franchisees and contributed by JHI or its subsidiary on behalf of company-owned locations, at the rate of six percent of the Gross Volume of Business at those franchised and company-owned locations, adjusted to take into account any short fall or surplus in fees collected from the preceding year. For 2004, 2005 and 2006, the percentage of Basic Advertising that will be budgeted for expenditures for and in connection with regional and local advertising and marketing shall be at least 25 percent. The Additional Advertising shall be contributed in accordance with the following schedule: Seven Hundred Fifty Thousand Dollars ($750,000.00) in 2004; Seven Hundred Fifty Thousand Dollars ($750,000.00) in 2005; and Five Hundred Thousand Dollars ($500,000.00) in 2006 (the “Yearly Additional Advertising”). Each Yearly Additional Advertising shall be expended on a regional basis in the top 50 Designated Market Areas (DMAs) and shall be allocated to each of those market areas as follows: the Yearly Additional Adverting shall be multiplied by a fraction, the numerator of which shall be the total advertising and marketing fees contributed by franchised and company-owned locations in such market area during the preceding calendar year and the denominator of which shall be the total advertising and marketing fees contributed by all franchised and company-owned locations during the preceding calendar year. The Yearly Additional Advertising allocated to the top 50 DMAs shall not be used to defray the costs of JHI’s regional advertising matching program. Yearly Additional Advertising shall be expended in all other markets on a local basis by franchisees in the markets in which the Franchised Businesses are located; shall be expended through the use of advertising or promotional materials or programs approved by JHI pursuant to the terms of the several franchise agreements by and between JHI and its franchisees and only by each franchisee whose Franchised Business is located in these markets; and shall be reimbursed via a credit against such franchisee’s account with JHI. The available credit for each such franchisee shall be computed as follows: the Yearly Additional Adverting shall be multiplied by a fraction, the numerator of which shall be the total advertising and marketing fees contributed by the franchisee in such market during the preceding calendar year and the denominator of which shall be the total advertising and marketing fees contributed by all franchised locations and company-owned locations during the preceding calendar year, provided that, if a franchisee does not spend the full amount of Yearly Additional Advertising allocated to his or her Franchised Business in 2004 or 2005, he or she may spend the remaining amount in the next succeeding year. Credits shall be effected upon submission of invoices evidencing such expenditures on or prior to February 15 for Yearly Additional Advertising expenditures made at any time during the previous calendar year, in connection with JHI’s normal regional marketing billing process. JHI shall issue the credit due the franchisee not later than thirty (30) days following the submission of invoices evidencing such expenditures. The Settling Plaintiff shall have no right to audit JHI’s books in connection with Basic or Additional Advertising. However, upon a written request by the Settling Plaintiff individually or in concert with any one or more other Settling Plaintiffs, JHI will consent to have an independent certified public accounting firm that does not perform audit or other services for JHI or any of its affiliates conduct an audit of Additional Advertising, with the costs of such audit to be borne by the Settling Plaintiff. JHI shall make all of its books and records with respect to Basic Advertising and Additional Advertising fully available to the auditor at the principal offices of JHI, to the extent requested by the auditor. The Settling Plaintiff agrees that he or she shall not have access to the audit report or to any supporting documentation, and that the third-party auditor shall only determine whether or not the amount of Additional Advertising to be expended or credited by JHI during 2004, 2005 and/or 2006 with respect to which the Settling Plaintiff has requested an independent third party audit was, in fact, expended or credited in the amounts and percentages as specified herein and that the percentage allocations to each franchisee were, in fact, the percentage of total advertising and marketing fees contributed to or by JHI that the franchise contributed to JHI as advertising and marketing fees in the preceding year (the “Advertising Confirmation”).

If and to the extent that the independent third party audit discloses a material failure of JHI to comply with its obligations under this Section 3, within (10) days after the submission of the audit, JHI shall pay the Settling Plaintiff the sum it failed to pay as required hereunder plus interest on any portion of that sum in excess of 2% of Additional Advertising for the year at issue at the rate of 18% per annum and JHI shall reimburse the Settling Plaintiff for the costs of the audit.

4. Fixed Volume Rebate. With respect to the 2004 through 2006 Tax Seasons only, the Settling Plaintiff shall receive a volume rebate (the “Volume Rebate”) of Five Dollars ($5.00) for each RAL processed by Settling Plaintiff through April 30 (unless the Internal Revenue Service extends any Tax Season beyond April 15, in which event the Volume Rebate shall be paid on the basis of each RAL processed by Settling Plaintiff through April 30 plus one day after April 30 for each day beyond April 15 that Tax Season is extended), provided that the Settling Plaintiff has timely submitted its Gross Volume Report and timely paid all royalties in respect thereof in accordance with the franchise agreement(s) or has cured its failure to do so after written notice within the periods specified by the terms of the franchise agreement(s). Through Tax Season 2006, JHI will also pay volume rebates to the Settling Plaintiff, at not less than the 2003 Tax Season rebate levels, for each processed ACR, ADD and State ACR. The Volume Rebate and the rebates for each processed ACR, ADD and State ACR shall be paid to Settling Plaintiff by electronic funds transfer on or before May 31 immediately following the applicable Tax Season (unless the Internal Revenue Service extends any Tax Season beyond April 15, in which event the Volume Rebate shall be paid one day after May 31 for each day beyond April 15 that Tax Season is extended) provided that, if Settling Plaintiff has received written notice of default pursuant to Settling Plaintiff’s Franchise Agreement at the time the Volume Rebate is due to be paid, the Volume Rebate will be withheld and paid only after that default has been cured, in accordance with the terms of Settling Plaintiff’s Franchise Agreement. Nothing contained in this Section 4, or any other section of this Settlement Agreement, shall be construed to permit Settling Plaintiff to exclude the Volume Rebate from its Gross Volume of Business for the purposes of any fees payable under the franchise agreement(s) between JHI and Settling Plaintiff, which fees shall be deducted from the electronic funds transfer to the Settling Plaintiff. Settling Plaintiff shall have no right to any other volume rebate, in addition to the Volume Rebate described in this paragraph 4, including without limitation any additional volume rebate for the 2004-2006 Tax Seasons.

5. Return-based RAL Incentive. During and for the 2004 through 2006 Tax Seasons only, the Settling Plaintiff shall receive a Return-based RAL Incentive of One Dollar ($1.00) for each RAL processed by Settling Plaintiff during the applicable Tax Season and through April 30, provided that the Settling Plaintiff has processed at least 4% more tax returns in the applicable Tax Season from January 1 through April 30 than during the same period of the immediately preceding Tax Season. If the Internal Revenue Service extends any Tax Season beyond April 15, the Return-based RAL Incentive shall be paid on the basis of each tax return processed by Settling Plaintiff through April 30 plus one day after April 30 for each day beyond April 15 that Tax Season is extended. The term “tax return” shall include (1) a combined filing consisting of a current year federal return and state return(s) filed at the same time (all to be counted as 1 return) whether filed as a paper return or electronic return; (2) a combined filing for a prior year consisting of a federal return and state return(s) filed at the same time (all to be counted as 1 return) whether filed as a paper return or electronic return; (3) a state-only return filed separately from the federal return; (4) a federal-only return filed separately from the state return or (5) an electronically transmitted document; provided in each instance, that fees for preparation of the tax return are reasonable and have been paid by the customer and that the franchisee has included such tax return on a timely submitted Gross Volume Report for purposes of calculating royalties due to Jackson Hewitt and has timely submitted the corresponding royalty payments or has cured its failure to do so after written notice within the periods specified by the franchise agreement(s). In the event that Settling Plaintiff has more than one Processing Center, the 4% increase in tax return volume shall be measured on a per Processing Center basis, and the Return-based RAL Incentive shall be paid only for each RAL processed by a Processing Center that satisfies the 4% increase. “Processing Center” shall mean any site designated with a three-letter code at which the Settling Plaintiff error checks, processes and transmits tax returns. The Return-based RAL Incentive shall be paid to Settling Plaintiff by electronic funds transfer on or before May 31 immediately following the applicable Tax Season (unless the Internal Revenue

Service extends any Tax Season beyond April 15, in which event the Return-based RAL Incentive shall be paid one day after May 31 for each day beyond April 15 that Tax Season is extended), provided that the Settling Plaintiff has timely submitted its Gross Volume Report and timely paid all royalties in respect thereof in accordance with the terms of the franchise agreement(s) or has cured its failure to do so after written notice within the periods specified by the franchise agreement(s), provided further that, if Settling Plaintiff has received written notice of default pursuant to Settling Plaintiff’s Franchise Agreement, at the time the Return-based RAL Incentive is due to be paid, the Return-based RAL Incentive will be withheld and paid only after that default has been cured in accordance with the terms of Settling Plaintiff’s Franchise Agreement. Nothing contained in this Section 5, or any other section of this Settlement Agreement, shall be construed to permit Settling Plaintiff to exclude the Return-based RAL incentive from its Gross Volume of Business for the purposes of any fees payable under the franchise agreement(s) between JHI and Settling Plaintiff, which fees shall be deducted from the electronic funds transfer to the Settling Plaintiff.

6. Delinquency-based RAL Incentive. During the 2004 through 2006 Tax Seasons only, the Settling Plaintiff shall receive a Delinquency-based RAL Incentive of One Dollar ($1.00) for each RAL processed by Settling Plaintiff during the applicable Tax Season, provided that the Settling Plaintiff’s delinquency rate as of July 31 immediately following the applicable Tax Season, is 20 basis points (0.20%) or more below the total delinquency rate of all franchised Offices in the Jackson Hewitt System that participate in the Santa Barbara Bank & Trust (“SBBT”) bank product program or any successor or replacement program (the “Total Delinquency Rate”). In the event that Settling Plaintiff has more than one Processing Center, its delinquency rate shall be measured on a per Processing Center basis, and the Delinquency-based RAL Incentive shall be paid only for each RAL processed by a Processing Center that satisfies the requirement of a delinquency rate that is 20 basis points or more below the Total Delinquency Rate. JHI shall provide a report of the Settling Plaintiff’s Delinquency Rate to each Settling Plaintiff on or before August 15 immediately following the applicable Tax Season, and a report of each Settling Plaintiff’s Delinquency Rate and the Total Delinquency Rate to Eric H. Karp, Esq., counsel for all Settling Plaintiffs, who will not reveal the Total Delinquency Rate to Settling Plaintiff or any other person, but may confirm to each Settling Plaintiff whether, according to the information on Total Delinquency Rate supplied to him, the Settling Plaintiff was entitled to a Delinquency-based RAL Incentive, which report shall be certified as true and correct by an officer of JHI, to the best of his information and belief. The Delinquency-based RAL Incentive shall be paid to Settling Plaintiff by electronic funds transfer on or before August 31 immediately following the applicable Tax Season, provided that the Settling Plaintiff has timely submitted its Gross Volume Report and timely paid all royalties in respect thereof in accordance with the terms of the franchise agreement(s) or has cured its failure to do so after written notice within the periods specified by the franchise agreement(s), provided further that, if Settling Plaintiff has received written notice of default pursuant to Settling Plaintiff’s Franchise Agreement at the time the Delinquency-based RAL Incentive is due to be paid, the Delinquency-based RAL Incentive will be withheld and paid only after that default has been cured in accordance with the terms of Settling Plaintiff’s Franchise Agreement. Nothing contained in this Section 6, or any other section of this Settlement Agreement, shall be construed to permit Settling Plaintiff to exclude the Delinquency-based RAL Incentive from its Gross Volume of Business for the purposes of any fees payable under the franchise agreement(s) between JHI and

Settling Plaintiff, which fees shall be deducted from the electronic funds transfer to the Settling Plaintiff. The Settling Plaintiff shall have no right to audit the determination and report of the Settling Plaintiff’s Delinquency Rate and the Total Delinquency Rate. However, upon a written request by the Settling Plaintiff individually or in concert with any one or more other Settling Plaintiffs, JHI will consent to have an independent certified public accounting firm that does not perform audit or other services for JHI or any of its affiliates conduct an audit of that determination and report, with the costs of such audit to be borne by the Settling Plaintiff. JHI shall make all of its books and records with respect to its determination of the Settling Plaintiff’s Delinquency Rate and the Total Delinquency Rate fully available to the auditor at the principal offices of JHI, to the extent requested by the auditor. The Settling Plaintiff agrees that he or she shall not have access to the audit report or to any supporting documentation, but the third-party auditor shall make a determination as to the accuracy of the Total Delinquency Rate report during any of the 2004 through 2006 Tax Seasons with respect to which the Settling Plaintiff has requested an independent third party audit.

If and to the extent that the independent third party audit discloses a material and willful failure of JHI to comply with its obligations under this Section 6, within (10) days after the submission of the audit JHI shall pay the Settling Plaintiff the sum it failed to pay as required hereunder plus interest at the rate of 18% per annum and JHI shall reimburse the Settling Plaintiff for the costs of the audit.

7. Temporary Royalty Fee Reduction for New Customers in New Offices. JHI shall provide a temporary royalty fee reduction for new customers in a limited number of new Offices. In order to qualify for the temporary royalty reduction, Settling Plaintiff must open one or more new Offices, such Office (or Offices) must be among the first Five Hundred Offices to be opened following the end of the 2003 Tax Season by a franchisee who, at the time the Office is opened, has been a franchisee of the Jackson Hewitt System for at least one year, and to process at least 250 tax returns in its first Tax Season (each, a “Qualified Office”).

Each Qualified Office shall receive a temporary royalty fee reduction during the first Tax Season in which the Qualified Office processes any tax returns (the “Royalty Fee Reduction Tax Season”). The royalty reduction shall be a 50% reduction on the royalty rate that would otherwise apply to the Qualified Office under the terms of the franchise agreement applicable to the Qualified Office (the “Royalty Reduction”) and the royalty rate that shall apply to any Qualified Office shall not exceed 15%. The Royalty Reduction shall apply only to New Customers at the Qualified Office. For purposes of this Settlement Agreement only, the term “New Customer” is defined as any customer who did not have his or her tax return processed by any Jackson Hewitt franchised or company-owned Office during the Tax Season immediately preceding the Royalty Reduction Tax Season. JHI shall pay to the owner of each Qualified Office, via electronic funds transfer on or prior to June 30 immediately following the Tax Season to which a Royalty Reduction applies, the applicable royalty rebate, together with a detailed report, setting forth the names, addresses and social security numbers of the New Customers serviced at the Qualified Office, to extent permitted by applicable law, and the precise basis on which such rebate was calculated, which report shall, if requested by the Qualified Office, be certified as true and correct by an officer of JHI, provided that the Qualified Office has timely submitted its Gross Volume Report and timely paid all royalties in respect thereof in accordance with the terms of the franchise agreement(s) or has cured its failure to do so after written notice within the periods specified by the franchise agreement(s). The Royalty Reduction does not apply to other fees including, without limitation, advertising and marketing fees that the Qualified Office is obligated to pay to JHI under the franchise agreement.

8. Conditional Limit on New Fees to Franchisees for Existing Products. JHI agrees: (a) not to charge Settling Plaintiff any new or increased fees on Existing Products during the 2004 through 2006 Tax Seasons over those charged in the 2003 Tax Season; (b) not to agree with SBBT that SBBT or JHI will charge Settling Plaintiff any new or increased fees on Existing Products during the 2004 through 2006 Tax Seasons over those charged in the 2003 Tax Season; and (c) to the extent it has authority to do so, not to permit SBBT to charge Settling Plaintiff any new or increased fees on Existing Products during the 2004 through 2006 Tax Seasons over those charged in the 2003 Tax Season. The terms of this section shall not apply to new or increased fees on Existing Products during the 2004 through 2006 Tax Seasons resulting from new or increased fees imposed by Third Party Vendors over those charged in the 2003 Tax Season. Existing Products include RALs, ACRs and ADDs, Gold Guarantee®, HelpSM, Money NowSM, and the Jackson Hewitt Cash CardSM ™. The purpose of this section is to prevent the implementation of new or increased fees as a means to recoup the cost to JHI of the terms of this Settlement Agreement and those signed by other Settling Plaintiffs. For purposes of this Settlement Agreement, a “Third Party Vendor” shall be defined to mean any entity that is not JHI or an Affiliate of JHI. The term “Affiliate” shall be defined as any person or entity that directly or indirectly owns or controls the referenced party, that is directly or indirectly owned or controlled by the referenced party, or that is under common control with the referenced party. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through ownership of voting securities, by contract or otherwise. The terms of this Section 8 also shall not apply to new or increased fees resulting from the occurrence of a Significant Event. For purposes of this Settlement Agreement, a “Significant Event” shall be defined as any materially adverse event outside of JHI’s reasonable control that, in JHI’s reasonable and good faith determination, is likely to have a significant impact on the products or services offered by Jackson Hewitt Offices and shall include, but not be limited to, a material change in, or in the interpretation of, regulations, rulings, policies, practices or procedures of the Internal Revenue Service or other governmental authority, a major economic shift, or legislation or regulation that materially and adversely affects JHI’s provision of an Existing Product or new product. If, by reason of a Significant Event, JHI intends to charge, agrees with SBBT to charge, or (if JHI has authority to do so) permits SBBT to charge Settling Plaintiff new or increased fees on Existing Products during the 2004-2006 tax seasons, JHI shall provide notice to Eric H. Karp, Esq., counsel for all Settling Plaintiffs of the new or increased fees that is reasonable in the circumstances and such increase in fees shall be commercially reasonable.

9. Indemnification of Franchisees by SBBT. In any 2004, 2005 and 2006 participation agreements negotiated by JHI with SBBT that relate to the provision of RALs and other bank products to the customers of Jackson Hewitt Offices, JHI shall exercise its best efforts to continue to include an indemnity from SBBT for the benefit of Jackson Hewitt franchisees in the form as reflected in section 7.2 of the 2003 SBBT Bank Product Agreement, which was attached as Exhibit J to the March 31, 2003, Uniform Franchise Offering Circular of JHI.

10. Prior Year Debt Collections. JHI shall exercise its best efforts to persuade SBBT to broker an agreement covering at least the 2004 through 2006 Tax Seasons with other bank product providers to seek recovery, pursuant to prior year debt collection efforts, of tax preparer fees unpaid as a result of unfunded ACRs and ADDs. JHI agrees to provide an update on or before October 31, 2003 and at yearly intervals thereafter regarding the progress of its best efforts under this section.

11. ACR Fee. During the 2004 through 2006 Tax Seasons only, JHI agrees that the handling fee will not be increased above $25.00 per funded ACR or RAL. The purpose of this section is to prevent the implementation of new or increased fees as a means to recoup the cost to JHI of the terms of this Settlement Agreement and those signed by other Settling Plaintiffs. The terms of this section shall not apply if JHI seeks to increase such handling fee as a result of the occurrence of a Significant Event, so long as JHI has provided notice to Eric H. Karp, Esq., counsel for all Settling Plaintiffs of its intent to increase such handling fee that is reasonable in the circumstances, and the increase in such handling fee is commercially reasonable.

12. Mutual Releases.

12.1 General Release by Settling Plaintiff. Settling Plaintiff and Settling Plaintiff’s Owners hereby release JHI, JHI’s Affiliates, their respective owners, officers, directors, employees and agents from any and all claims, demands, causes of action, obligations, whether at law or in equity, which any of them ever had, or have, or have had assigned to them, or, but for this release, hereafter would or could have, whether known or not known, whether asserted or not, from the beginning of time through the Effective Date. “Settling Plaintiff’s

Owners” shall mean each person or entity that has a direct or indirect legal or beneficial ownership interest in Settling Plaintiff, if Settling Plaintiff is a business corporation, partnership, limited liability company or other legal entity. Settling Plaintiff and Settling Plaintiff’s Owners covenant and agree not to bring, commence, institute, maintain, prosecute, or voluntarily aid any action or proceeding or otherwise prosecute or sue JHI or any of its past or present owners, Affiliates, officers, directors, representatives, successors in interest, assigns, agents, servants, and/or employees either affirmatively or by way of cross complaint, defense, or counterclaim, or in any other manner with respect to the claims herein released. The foregoing sentence shall be construed as a covenant not to sue. Settling Plaintiff and Settling Plaintiff’s Owners hereby represent and warrant to JHI that they have not assigned any of the above-described claims released hereunder. The terms of the general release in this Section 12.1 shall specifically exclude the obligations of JHI to Settling Plaintiff and Settling Plaintiff’s Owners under this Settlement Agreement [Special Release language for California franchisees, attached].

12.2 Specific Release by Settling Plaintiff. Settling Plaintiff and Settling Plaintiff’s Owners hereby release JHI, JHI’s Affiliates, their respective owners, officers, directors, employees and agents from any and all claims, demands, causes of action, obligations, whether at law or in equity, which any of them asserted, or could have asserted, in the Action. Settling Plaintiff and Settling Plaintiff’s Owners covenant and agree not to bring, commence, institute, maintain, prosecute, or voluntarily aid any action or proceeding or otherwise prosecute or sue JHI or any of its past or present owners, Affiliates, officers, directors, representatives, successors in interest, assigns, agents, servants, and/or employees either affirmatively or by way of cross complaint, defense, or counterclaim, or in any other manner with respect to the claims that were asserted, or could have been asserted, in the Action. The foregoing sentence shall be construed as a covenant not to sue. Settling Plaintiff and Settling Plaintiff’s Owners hereby represent and warrant to JHI that they have not assigned any of the above-described claims released hereunder. The terms of the general release in this Section 12.2 shall specifically exclude the obligations of JHI to Settling Plaintiff and Settling Plaintiff’s Owners under this Settlement Agreement. Settling Plaintiff and Settling Plaintiff’s Owners expressly acknowledge and agree that they have no rights in or to any past or future Risk Pool funds.

12.3 General Release by JHI. JHI hereby releases Settling Plaintiff and Settling Plaintiff’s Owners from any and all claims, demands, causes of action, obligations, whether at law or in equity, which it ever had, or has, or had assigned to it, or, but for this release, hereafter would or could have, whether known or not known, whether asserted or not, from the beginning of time through the Effective Date hereof. JHI covenants and agrees not to bring, commence, institute, maintain, prosecute, or voluntarily aid any action or proceeding or otherwise prosecute or sue Settling Plaintiff or Settling Plaintiff’s Owners either affirmatively or by way of cross complaint, defense, or counterclaim, or in any other manner with respect to the claims herein released. The foregoing sentence shall be construed as a covenant not to sue. The terms of the general release in this Section 12.3 shall specifically exclude the obligations of Settling Plaintiff and Settling Plaintiff’s Owners to JHI under this Settlement Agreement and any past-due amounts which Settling Plaintiff or Settling Plaintiff’s Owners owe to JHI or any of JHI’s Affiliates, including, but not limited to, any past-due royalty fees, advertising or other fees, or payments pursuant to promissory notes, if any, as of September 30, 2003, less any payments made thereafter by Settling Plaintiff through October 19, as set forth in the attached schedule relating to the Settling Plaintiff, and any royalty fees, advertising or other fees, or payments pursuant to promissory notes that became due on or after October 20, 2003.

13. Warranties. Each party represents and warrants to the other that such party has the power, authority, and ability to execute and deliver this Settlement Agreement and carry out the obligations assumed and promised hereunder, and that such party is not presently aware of any pending event that could hamper, hinder, delay or prevent the timely performance of said obligations.

14. Right of Offset. Any payment due to Settling Plaintiff from JHI pursuant to sections 4, 5, 6 and 7 of this Settlement Agreement, is subject to offset for any amount then past due to JHI from Settling Plaintiff pursuant to its franchise agreement(s) or any promissory note(s) to JHI. JHI shall provide Settling Plaintiff with not less than thirty days notice of its intent to exercise its rights under this section, which notice shall be accompanied by a detailed statement of the amounts alleged to be past due, unless the amount has become past due within thirty days of a payment due from JHI, in which case reasonable notice, in the circumstances, will be required.

15. Entire Understanding/ Savings Clause. This Settlement Agreement constitutes the entire understanding and agreement between the parties respecting the settlement of the Action. This Settlement Agreement may not be changed or modified, except by a writing signed by the parties hereto. No new franchise agreements hereafter executed by Settling Plaintiff, no renewal franchise agreement, no Bank Product Agreement, no release executed pursuant to a sale of a territory and no other documents or agreement shall constitute a waiver or a novation of the agreements and undertakings of JHI to Settling Plaintiff hereunder. If any part of this Settlement Agreement is declared invalid, this decision shall not affect the validity of any other part, which shall remain in full force and effect.

16. Choice of Law/ Dispute Resolution. This Settlement Agreement will be governed by and construed under the laws of the State of New Jersey. The parties hereby agree that any and all cases and controversies relating to this Settlement Agreement, including but not limited to its construction, interpretation, validity and enforcement, shall be submitted to binding arbitration in Boston, Massachusetts before Eric Van Loon, Esq. or, if Mr. Van Loon is unavailable, to such other person as agreed to by the parties. If the parties are unable to agree, JAMS-Endispute, Inc of Boston, Massachusetts shall choose the arbitrator. Unless the parties agree otherwise, such arbitration shall be conducted in accordance with the then-current Commercial Arbitration Rules of the American Arbitration Association (“AAA”).

17. Advice of Counsel. The parties acknowledge that each of them has consulted with, or had the opportunity to consult with, legal counsel of their own selection about this Settlement Agreement. The parties each understand how this Settlement Agreement will affect their legal rights and voluntarily enter into this Settlement Agreement with such knowledge and understanding.

18. Successors. This Settlement Agreement shall inure to the benefit of the parties hereto, and their respective heirs, successors and assigns, including without limitation the assignee of the franchise agreement or agreements that have been properly assigned in accordance with their terms to which Settling Plaintiff is or may hereafter become a party.

19. Counterparts. This Settlement Agreement may be signed in counterparts and faxed copies of the original signatures may be considered to be as binding as the original signatures themselves.

The Remainder Of This

Page Intentionally Left Blank

IN WITNESS WHEREOF, the undersigned have hereunder set their hands and seals and caused these presents to be signed the day and year written below.

Jackson Hewitt Inc.

By:
Witness

Date:	Date:

Settling Plaintiff

By:
Witness	JHI Entity No.

Date:	Date:

CALIFORNIA RELEASE LANGUAGE

Settling Plaintiff and Settling Plaintiff’s Owners are familiar with, have been advised by legal counsel concerning the legal effect of, and knowingly waive the benefit of Section 1542 of the California Civil Code, which provides:

“Section 1542. (certain claims not affected by general releases.) A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

APPENDIX A

“Accelerated Check Refund” or “ACR” means a method of obtaining a taxpayer’s refund utilizing electronic filing and a temporary bank deposit account.

“Assisted Direct Deposit” or “ADD” means a method of obtaining a taxpayer’s refund utilizing electronic filing and a direct deposit into a temporary bank account and then into the taxpayer’s own bank account.

“Bank Products” means Refund Anticipation Loans, Accelerated Check Refunds, Assisted Direct Deposits and any other similar or substitute products offered by JHI.

“Code” means the Internal Revenue Service Code of 1986, as amended and all its Treasury regulations, and any replacement federal tax law and related regulations enacted during the term of this Agreement.

“Designated Market Area” or “DMA” means a geographic area defined by the A.C. Nielsen Company based on historical television viewing patterns and employed by JHI in connection with regional advertising.

“Franchised Business” means the tax return preparation business with all related services operated under a franchise agreement with JHI.

“Franchisee” means the individual or entity authorized to operate a Franchised Business under a franchise agreement with JHI.

“Gold Guarantee®” means a product that offers error-protection coverage against possible additional tax liability with respect to federal, state, and local tax returns in most states.

“Gross Volume of Business” means the total revenue and other consideration from the Franchised Business, including rebates and incentives payable pursuant to sections 4, 5, and 6 of this Settlement Agreement, revenue from returns prepared for individuals and other entities, past year returns, electronic transmission only returns, electronic filing, Bank Products, Tax School, and other products or services offered through the Franchised Business, excluding only discounts allowed by the Franchisee and sales taxes that the Franchisee must collect and pay. Items such as credit card fees and other service fees shall not be considered as a discount. “Bad debt” shall be considered as a discount.

“Gross Volume Report” or “GVR” means the periodic report submitted to JHI by a Franchisee that describes its Gross Volume of Business.

“Holiday Express Loan Program” or “HelpSM” means a loan program that offers taxpayers an advance against their anticipated federal income tax refund during the month of December prior to the applicable Tax Season.

“Jackson Hewitt Cash CardSM ™” means a stored-value debit card that contains a taxpayer’s refund money or loan proceeds from a Bank Product that allows the customer to make purchases anywhere MasterCard® is accepted or to access cash at any bank or automated teller machine (ATM) on the Cirrus® or Maestro® networks.

“Kiosk” means a tax return preparation office, including an Affinity Location, that does not have a distinct postal address and which is imbedded within another business, retail store or retail facility.

“Money NowSM” means a loan program that offers an immediate advance against a taxpayer’s anticipated federal refund and that is available only to taxpayers who apply for a RAL, file their return electronically, and satisfy other qualification criteria.

“Office(s)” means the locations where JHI authorizes a Franchisee to prepare tax returns for customers and includes both Standard Offices and Kiosks.

“Refund Anticipation Loan” or “RAL” means an approved and funded loan secured by a taxpayer’s anticipated tax refund.

“Standard Office” means a tax return preparation office located at a distinct postal address such as a storefront or office that is not imbedded within another business or facility.

“State ACR” means an ACR processed in connection with a taxpayer’s state tax return.

“Tax School” means the tax preparation courses JHI may require each Franchisee to conduct each year that complies with all of JHI’s specifications and with all applicable laws and regulations.

“Tax Season” means the period beginning January 8 and ending on the last date that personal federal income tax returns are due under the Code without extension or the next business day if this day falls on a weekend or federal holiday.

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